PROSPECTUS Dated January 24, 1997                 Pricing Supplement No. 26 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-18005
Dated February 21, 1997                                    Dated April 8, 1997
                                                                Rule 424(b)(3)

                           Morgan Stanley Group Inc.
                      GLOBAL MEDIUM-TERM NOTES, SERIES D
             Euro Floating Rate Senior Bearer Notes Due April 2004

               The Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due April 2004) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley Group Inc. prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement.

               The Notes will be issued only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form at the option of the holder.

               Application has been made to the London Stock Exchange Limited (the "London Stock Exchange") for the Notes to be admitted to the Official List.

               The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.

PRINCIPAL AMOUNT: $50,000,000

MATURITY DATE: The Interest Payment Date in April 2004

SETTLEMENT AND DATE OF
ISSUANCE:  April 18, 1997

INTEREST ACCRUAL DATE:
April 18, 1997

ISSUE PRICE: 100.13%

SPECIFIED CURRENCY: U.S. Dollars

REDEMPTION PERCENTAGE AT MATURITY:  100%

INITIAL REDEMPTION DATE:  N/A

INITIAL REDEMPTION PERCENTAGE:  N/A

ANNUAL REDEMPTION PERCENTAGE REDUCTION:  N/A

OPTIONAL REPAYMENT DATE(S):  N/A

TOTAL AMOUNT OF OID:  None

ORIGINAL YIELD TO MATURITY:  N/A

INITIAL ACCRUAL PERIOD OID:  N/A

BASE RATE:  LIBOR

SPREAD (PLUS OR MINUS): Plus 0.18% per annum

SPREAD MULTIPLIER:  N/A

ALTERNATE RATE EVENT SPREAD:  N/A

INDEX CURRENCY:  U.S. Dollars

INDEX MATURITY:  3 months

MAXIMUM INTEREST RATE:  N/A

MINIMUM INTEREST RATE:  N/A

INTEREST PAYMENT DATES: Interest will be payable quarterly in arrears on each day (each an "Interest Payment Date") that corresponds numerically to the preceding Interest Payment Date (or in the case of the first Interest Payment Date, the Date of Issuance) in the calendar month that is three months after the previous Interest Payment Date (or in the case of the first Interest Payment Date, the Date of Issuance) or if there is not any such numerically corresponding date in such calendar month, the Interest Payment Date shall be the last day that is a Business Day in that month. In either case, if such date is not a Business Day then the Interest Payment Date will be the next day which is a Business Day unless it would thereby fall into the next calendar month in which case it will be brought forward to the first preceding Business Day. If any Interest Payment Date falls on the last Business Day of any month, each subsequent Interest Payment Date shall be the last Business Day of the relevant month.


INTEREST PAYMENT PERIOD:  Quarterly

INITIAL INTEREST RATE:  To be determined 2 London Banking Days prior to the
                                                           Date of Issuance.

INITIAL INTEREST RESET DATE: The Interest Payment Date next succeeding April
                                                           18, 1997

INTEREST RESET DATES:  Each Interest Payment Date

INTEREST RESET PERIODS:  The period from and including an Interest Reset Date to but excluding the immediately succeeding
                            Interest Reset Date.

REPORTING SERVICE:  Telerate 3750

CALCULATION AGENT:  The Chase Manhattan Bank (London Branch)

PAYING AGENT:  The Chase Manhattan Bank (London Branch)

DENOMINATIONS:
      $1,000,000
      $100,000

COMMON CODE: 007553846

ISIN: XS0075538461

OTHER PROVISIONS: Notes in permanent global bearer form may be exchanged for definitive bearer notes, in whole but not in part, (i) at the option of the holder upon 30 days' written notice,
                  (ii) in the event any depositary for the Notes ceases to operate as a clearing agency or (iii) in the event of a default in respect of the Notes.

Plan of Distribution:

      The Company has agreed to sell, and the underwriters named below (the "Managers") have agreed to purchase severally but not jointly, the principal amount of Notes set forth opposite their respective names below at a net price of 99.83% which Notes were reoffered at a price of 100.13%. The Purchase Price equals the Issue Price to the public of the Notes less a selling concession of .15% and a combined management and underwriting commission of
 .15% of the principal amount of the Notes. The Managers propose to offer the Notes directly to investors initially at the issue price set forth on the cover page hereof. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the Managers.


Name                                               Principal Amount of Notes
----                                               -------------------------

Morgan Stanley & Co. International Limited....                    $45,000,000
Tokyo-Mitsubishi International plc............                      2,500,000
Westdeutsche Landesbank Girozentrale..........                      2,500,000
                                                   --------------------------
         Total................................                    $50,000,000


Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.


                           MORGAN STANLEY & CO.
                               International

TOKYO-MITSUBISHI INTERNATIONAL PLC      WESTDEUTSCHE LANDESBANK GIROZENTRALE